Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

	Contacts:	Todd Hornbeck, CEO
FOR IMMEDIATE RELEASE		Jim Harp, CFO
(4-012)		Hornbeck Offshore Services
985-727-6802

HORNBECK OFFSHORE ANNOUNCES

CONSTRUCTION OF FIFTH DOUBLE-HULLED TANK BARGE

August 2, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that its wholly-owned subsidiary, Hornbeck Offshore Transportation, LLC has exercised the second of its three fixed-price shipyard options for the construction of one additional 110,000-barrel double-hulled tank barge. The vessel, which will be constructed by Manitowoc Marine Group, is expected to be delivered during the second half of 2005. This will be the fifth vessel – the third by Manitowoc – to be constructed under the Company’s current tank barge newbuild program, which is based on a proprietary new design developed in-house by Hornbeck.

Todd Hornbeck, the Company’s President and Chief Executive Officer, commented, “With the first four of our proprietary double-hulled tank barges that are currently under construction already committed to customers, and in light of our current backlog of customer demand for new double-hulled tonnage, we have decided to exercise the option for a fifth barge at this time. We are also continuing to evaluate customer demand for our one remaining fixed-price shipyard option with Manitowoc for the construction of a potential sixth double-hulled tank barge in our current newbuild program.”

Hornbeck Offshore Transportation currently operates a fleet of 12 ocean-going tugs and 16 ocean-going tank barges, one of which is double-hulled. Three of its existing single-hulled tank barges are scheduled to be retired under the Oil Pollution Act of 1990 (“OPA ‘90”) by January 1, 2005. With today’s announcement, the Company now has a total of five double-hulled tank barges under construction – three 110,000-barrel barges at Manitowoc and two 135,000-barrel barges at a different shipyard. Hornbeck also recently purchased two additional ocean-going tugs that are currently being converted for service in its U.S. transportation fleet.

The Company will provide additional information and answer questions related to this press release during its previously announced second quarter 2004 earnings conference call on Wednesday, August 4, 2004 at 10:00 a.m. Eastern (9:00 a.m. Central).

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These statements have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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